Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst & Media Contact:	Jeffrey L. Chastain
(713) 917-2020
Pride International, Inc. Reports Fourth Quarter
and Record Full Year 2007 Results
     Houston, Feb. 28, 2008 – Pride International, Inc. (NYSE: PDE) today reported its financial results for the three months and year ended December 31, 2007, a year marked with a number of significant achievements in support of the company’s announced strategic transition to offshore drilling with an expanding presence in the deepwater drilling market sector. Net income for the three months ended December 31, 2007 was $135.0 million, or $0.77 per diluted share, compared to net income of $68.9 million, or $0.40 per diluted share, for the fourth quarter of 2006.
     Results for the fourth quarter of 2007 included income from discontinued operations of $17.3 million, or $0.10 per diluted share, primarily representing three tender-assist rigs that the company agreed to sell in August 2007 for $213 million in cash. The sale of the three units was completed during the first quarter of 2008. In the fourth quarter of 2006, income from discontinued operations was $36.9 million, or $0.21 per diluted share.
     Income from continuing operations totaled $117.7 million, or $0.67 per diluted share, on revenues of $502.3 million in the fourth quarter of 2007, compared to $32.0 million, or $0.19 per diluted share, on revenues of $438.3 million for the corresponding three months in 2006. Results for the three months ended December 31, 2007 included a net gain of $21.4 million, or $0.05 per diluted share, resulting from the sale of non-strategic assets, primarily the barge rig Bintang Kalimantan. Results for the corresponding three months of 2006 included expenses of $14.4 million, or $0.08 per diluted share, relating to the termination of certain agency relationships associated with five of the company’s semisubmersible rigs in Brazil.
     For the 12 months ended December 31, 2007, net income was a record $784.3 million, or $4.43 per diluted share. The results reflected a gain of $268.6 million, or $1.50 per diluted share, resulting from the sale of the company’s Latin America Land and E&P Services segments in August 2007. Over the same 12 months, income from continuing operations totaled $431.8 million, or $2.46 per diluted share, on record revenues of $2,043.8 million. For the 12 months ended December 31, 2006, net income totaled $296.5 million, or $1.72 per diluted share, while income from continuing operations was $188.7 million, or $1.11 per diluted share, on revenues of $1,610.8 million.
     Cash flow from operating activities totaled $685.0 million for the 12 months ended December 31, 2007, while capital expenditures were $656.4 million, including $315.9 million invested in two advanced capability, ultra-deepwater drillships currently under construction. The company expects capital expenditures for the 12 months ended December 31, 2008 to be $995 million, with an estimated $610 million relating to the ultra-deepwater drillship construction projects, including a third project announced in January 2008.
     Total debt at December 31, 2007 was $1,191.5 million, while net debt (total debt less cash and cash equivalents of $890.4 million) was $301.1 million.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “We achieved record financial performance in 2007, with continued excellent operational execution and safety results. Equally important, and specific to our transition to a pure focus offshore drilling company, we achieved a number of strategic initiatives during 2007 and early 2008, including the disposal of approximately $1.3 billion of non-strategic assets and the addition of three ultra-deepwater drillships currently under construction, which are expected to be available in 2010 and 2011. With the three projects, the company has now committed approximately $2.8 billion since 2005 to the expansion of its deepwater presence. In addition, we have secured attractive, multi-year contracts on two of our new drillships.
     “We believe our investments in the deepwater market sector are timely, as we continue to witness exceptional activity levels with growing evidence that suggests the strong industry demand for deepwater capacity could remain well beyond 2010. Since the beginning of 2008, we have secured or extended contracts for four rigs representing revenues in excess of $3.3 billion, inclusive of performance bonus opportunities, and totaling 22 rig years. With the recent contract extensions for the semisubmersible rigs Pride Rio de Janeiro and Pride Portland, we now have earnings visibility to 2017 and our total backlog of contracts is approaching a record $8 billion, before performance bonus opportunities, representing an estimated 140 percent of our current market capitalization. This revenue backlog and the resulting expected cash flow represents a solid financial base to support further growth initiatives and offers the company valuable flexibility as we evaluate and execute strategies that increase shareholder value.”
     Offshore Drilling Segment Results
     The company’s Offshore Drilling Segment reported revenues for the three months ended December 31, 2007 of $473.8 million, compared to $509.7 million in the third quarter of 2007, while earnings from operations were $202.3 million, compared to $212.2 million over the same comparative period. Results for the quarter were negatively impacted by planned out-of-service time, repairs and maintenance involving several rigs in the company’s deepwater, midwater and jackup fleets, resulting in a slight decline in fleet utilization to 72 percent in the fourth quarter of 2007 from 75 percent in the previous quarter of 2007. The earnings decline was partially offset by lower operating costs, which fell to $242.9 million in the fourth quarter of 2007, from $250.4 million in the third quarter of 2007. The three percent decline was attributable to reduced activity in both the company’s jackup rig fleet, resulting in part from the mobilizations of two jackup rigs to Mexico from the U.S. Gulf and the midwater rig fleet, resulting from shipyard programs on two rigs.
     Revenues from the company’s deepwater fleet, comprised of two drillships and six semisubmersible rigs, were $163.0 million during the three months ended December 31, 2007, compared to revenues of $176.1 million during the third quarter of 2007. Lower fleet utilization was the primary cause of the decline, settling at 88 percent in the fourth quarter of 2007 compared to 99 percent in the preceding quarter of 2007, due chiefly to 68 days of out-of-service time for repairs on the semisubmersible rig Pride Rio de Janeiro. The rig returned to service at the end of January, 2008. Earnings from operations were $68.8 million in the fourth quarter of 2007, compared to $80.4 million during the third quarter of 2007, while earnings before interest, taxes, depreciation and amortization (EBITDA) were $87.1 million compared to $99.1 million over the same comparative period. Average daily revenues were $251,300 in the fourth quarter of 2007, up from $242,500 in the preceding quarter of 2007.
     Revenues from the company’s midwater fleet, comprised of six semisubmersible rigs, were $70.6 million during the three months ended December 31, 2007, compared to $88.0 million in the preceding quarter of 2007. Earnings from operations were $26.0 million compared to $43.1 million, and EBITDA was $34.1 million compared to $50.8 million over the same comparative period. The decline was primarily caused by planned out-of-service time on the Pride South America and Pride South Seas. The Pride South America returned to service in October 2007, while the Pride South Seas is expected to return to service during March 2008. Due significantly to the out-of-service time on both units and on the Pride Mexico,while the rig completes an upgrade ahead of a five-year contract in Brazil, utilization in the fourth quarter of 2008 declined to 59 percent from 74 percent in the preceding quarter of 2007. The average daily revenue for the midwater fleet was largely unchanged in the fourth quarter of 2007, at $215,200 per day compared to $215,900 per day in the preceding quarter in 2007.
     Revenues from the company’s 28-rig jackup fleet were $193.1 million in the fourth quarter of 2007, compared to $205.5 million in the preceding quarter of 2007. Earnings from operations over the same comparative period were $77.4 million, compared to $88.8 million, while EBITDA was $98.1 million compared to $107.5 million. The declines were primarily due to lower utilization of the company’s U.S. and Mexico-based fleets. Utilization of the U.S. Gulf of Mexico fleet declined to 58 percent in the fourth quarter of 2007 from 68 percent in the preceding quarter of 2007, due in part to fewer days worked by the Pride Missouri, which completed a planned shipyard program, the Pride Florida and the Pride Utah, which was cold stacked in September 2007. Average daily revenues for the U.S. Gulf of Mexico jackup rig fleet declined slightly to $79,900 from $81,200 over the same comparative period. Utilization of the company’s international jackup rig fleet declined to 87 percent in the fourth quarter of 2007, from 89 percent in the preceding quarter of 2007. The decline was due in part to planned out-of-service time on the Pride Cabinda ahead of the rig’s next contract commitment, and fewer days worked for the company’s Mexico-based jackup fleet due to required repairs on three units, partially offset by the return to service of the Pride Texas following the completion of a life enhancement program during the third quarter of 2007 and the relocation of the Pride Mississippi and Pride Oklahoma from the U.S. Gulf of Mexico. Average daily revenues were $105,000 in the fourth quarter of 2007 compared to $107,400 in the preceding quarter of 2007.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, February 28, 2008 to discuss results for the fourth quarter of 2007, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-0973 and refer to confirmation code 9374834 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed at www.prideinternational.com by selecting the Investor Relations link. A telephonic replay of the conference call should be available after 4:00 p.m. Eastern time on February 28 and can be accessed by dialing 719-457-0820 and referring to pass code 9374834. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 64 rigs, including two deepwater drillships, 12 semisubmersible rigs, 28 jackups, 10 platform rigs, five managed deepwater rigs and seven Eastern Hemisphere-based land rigs. The company also has three ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,
	2007	2006
REVENUES	$502.3	$438.3
COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	269.2	256.2
Depreciation and amortization	53.4	56.9
General and administrative, excluding depreciation and amortization	38.0	28.5
Impairment expense	—	0.5
Gain on sales of assets, net	(21.4)	0.3

	339.2	342.5

EARNINGS FROM OPERATIONS	163.1	95.8

OTHER INCOME (EXPENSE), NET
Interest expense	(13.1)	(20.7)
Interest income	9.7	1.0
Other income (expense), net	0.4	0.8

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	160.1	76.9
INCOME TAXES	42.4	44.1
MINORITY INTEREST	0.0	0.8

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	117.7	32.0
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	17.3	36.9

NET INCOME	$135.0	$68.9

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.71	$0.20
Income from discontinued operations	0.10	0.22

Net income	$0.81	$0.42

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.67	$0.19
Income from discontinued operations	0.10	0.21

Net income	$0.77	$0.40

SHARES USED IN PER SHARE CALCULATIONS
Basic	166.3	163.4
Diluted	179.0	176.8

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
REVENUES	$2,043.8	$1,610.8	$1,281.6

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	1,032.7	942.0	827.1
Depreciation and amortization	224.4	199.1	185.7
General and administrative, excluding depreciation and amortization	138.1	107.3	81.2
Impairment expense	—	0.5	1.0
Gain on sales of assets, net	(30.4)	(29.8)	(31.5)

	1,364.8	1,219.1	1,063.5

EARNINGS FROM OPERATIONS	679.0	391.7	218.1

OTHER INCOME (EXPENSE), NET
Interest expense	(73.3)	(78.2)	(87.7)
Interest income	14.4	4.2	1.8
Other income (expense), net	(5.1)	0.4	2.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	615.0	318.1	134.9
INCOME TAXES	(179.7)	(125.3)	(55.6)
MINORITY INTEREST	(3.5)	(4.1)	(19.7)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	431.8	188.7	59.6
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	352.5	107.8	69.0

NET INCOME	$784.3	$296.5	$128.6

BASIC EARNINGS PER SHARE:
Income from continuing operations	$2.61	$1.16	$0.39
Income from discontinued operations	2.13	0.66	0.45

Net income	$4.74	$1.82	$0.84

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$2.46	$1.11	$0.38
Income from discontinued operations	1.97	0.61	0.43

Net income	$4.43	$1.72	$0.81

SHARES USED IN PER SHARE CALCULATIONS
Basic	165.6	162.8	152.5
Diluted	178.5	176.5	160.9

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$890.4	$64.1
Restricted cash	—	1.8
Trade receivables, net	339.8	505.0
Parts and supplies, net	6.8	75.3
Deferred income taxes	70.1	154.5
Prepaid expenses and other current assets	142.7	162.5
Assets held for sale	82.8	—

Total current assets	1,532.6	963.2

PROPERTY AND EQUIPMENT	5,438.4	5,808.4
Less: accumulated depreciation	1,418.7	1,808.3

Property and equipment, net	4,019.7	4,000.1

GOODWILL	1.5	68.5
OTHER ASSETS	60.1	65.7

Total assets	$5,613.9	$5,097.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$75.8	$91.9
Accounts payable	133.1	189.9
Accrued expenses and other current liabilities	428.3	388.3
Liabilities held for sale	7.4	—

Total current liabilities	644.6	670.1

OTHER LONG-TERM LIABILITIES	171.7	196.9

LONG-TERM DEBT, NET OF CURRENT PORTION	1,115.7	1,294.7
DEFERRED INCOME TAXES	211.4	273.6

MINORITY INTEREST	0.1	28.3

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,886.1	1,817.9
Treasury stock	(9.9)	(8.0)
Retained earnings	1,584.9	819.0
Accumulated other comprehensive income	7.6	3.3

Total stockholders’ equity	3,470.4	2,633.9

Total liabilities and stockholders’ equity	$5,613.9	$5,097.5

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$784.3	$296.5	$128.6
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Latin America Land and E&P Services segments	(268.6)	—	—
Depreciation and amortization	269.7	269.9	257.2
Discount amortization on long-term debt	0.9	0.3	0.2
Amortization and write-offs of deferred financing costs	4.0	4.0	7.2
Amortization of deferred contract liabilities	(57.3)	(12.4)	(0.1)
Impairment charges	—	3.9	1.0
Gain on sale of assets	(31.5)	(31.4)	(36.1)
Equity in earnings of affiliates	(1.0)	(3.3)	(1.6)
Deferred income taxes	53.0	65.4	8.3
Excess tax benefits from stock-based compensation	(7.2)	(14.0)	21.8
Minority interest	3.5	4.1	19.7
Stock-based compensation	23.0	17.2	4.1
Loss (gain) on mark-to-market of derivatives	3.9	1.3	(5.1)
Other non-cash items	—	3.0	—
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Trade receivables	(78.5)	(69.5)	(106.2)
Parts and supplies	(4.9)	(8.5)	(3.5)
Prepaid expenses and other current assets	4.2	(33.7)	(1.5)
Other assets	(19.0)	7.1	4.0
Accounts payable	(53.5)	69.6	(12.9)
Accrued expenses	(15.6)	23.5	33.3
Other liabilities	15.3	25.9	15.2
Increase (decrease) in deferred revenue	35.3	(14.5)	7.0
Decrease (increase) in deferred expense	25.0	7.3	(18.7)

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	685.0	611.7	321.9
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(656.4)	(356.2)	(157.2)
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	(45.0)	(212.6)	(170.9)
Proceeds from dispositions of property and equipment	53.4	60.5	121.2
Net proceeds from disposition of Latin America Land and E&P Services segments, net of cash disposed	947.1	—	—
Investments in and advances to affiliates	—	(5.3)	(19.4)

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	299.1	(513.6)	(226.3)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(599.5)	(568.7)	(886.3)
Proceeds from debt borrowings	403.0	423.9	698.8
Debt finance costs	—	—	(0.7)
Decrease in restricted cash	1.8	—	8.1
Repurchase of common stock	—	—	(123.6)
Proceeds from exercise of stock options	27.6	50.3	91.2
Excess tax benefits from stock-based compensation	7.2	14.0	—
Proceeds from issuance of common stock	2.1	1.4	124.9

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(157.8)	(79.1)	(87.6)
Increase (decrease) in cash and cash equivalents	826.3	19.0	8.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64.1	45.1	37.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$890.4	$64.1	$45.1

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)

	Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Revenues:
Offshore Drilling Services
Deepwater	$163.0	$176.1	$124.4
Midwater	70.6	88.0	64.9
Jackups — U.S.	42.6	55.7	86.5
Jackups — International	150.5	149.8	99.1
Other Offshore	47.1	40.1	36.7

Total Offshore Drilling Services	473.8	509.7	411.6
Other	27.8	30.4	26.7
Corporate	0.7	0.3	—

Total	$502.3	$540.4	$438.3

Earnings from operations:
Offshore Drilling Services
Deepwater	$68.8	$80.4	$26.7
Midwater	26.0	43.1	14.2
Jackups — U.S.	5.6	12.4	43.5
Jackups — International	71.8	76.4	41.7
Other Offshore	30.1	(0.1)	(0.1)

Total Offshore Drilling Services	202.3	212.2	126.0
Other	1.5	9.7	4.9
Corporate	(40.7)	(36.4)	(35.1)

Total	$163.1	$185.5	$95.8

Pride International, Inc.
Annual Continuing Operating Results by Asset Class
(In millions)

	Year Ended December 31,
	2007	2006	2005
Revenues:
Offshore Drilling Services
Deepwater	$643.9	$478.6	$359.4
Midwater	334.5	181.4	153.1
Jackups — U.S.	242.5	379.4	169.2
Jackups — International	530.9	301.5	278.2
Other Offshore	174.7	165.9	225.9

Total Offshore Drilling Services	1,926.5	1,506.8	1,185.8
Other	116.3	104.0	95.8
Corporate	1.0	—	—

Total	$2,043.8	$1,610.8	$1,281.6

Earnings from operations:
Offshore Drilling Services
Deepwater	$275.6	$124.9	$99.6
Midwater	145.8	28.4	8.1
Jackups — U.S.	79.8	218.5	64.7
Jackups — International	244.8	112.4	82.0
Other Offshore	42.2	5.2	25.7

Total Offshore Drilling Services	788.2	489.4	280.1
Other	33.4	23.3	19.9
Corporate	(142.6)	(121.0)	(81.9)

Total	$679.0	$391.7	$218.1

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q4 2007		Q3 2007		Q4 2006
	Averge Daily		Averge Daily		Averge Daily
	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)
Deepwater	$251,300	88%	$242,500	99%	$191,200	88%
Midwater	$215,200	59%	$215,900	74%	$129,800	91%
Jackups — U.S.	$79,900	58%	$81,200	68%	$102,500	71%
Jackups — International	$105,000	87%	$107,400	89%	$81,500	88%
Other Offshore	$54,800	59%	$52,300	52%	$49,700	50%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Annual Selected Offshore Drilling Services Metrics

			Year Ended December 31,
	2007		2006		2005
	Averge Daily		Averge Daily		Averge Daily
	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)
Deepwater	$230,800	96%	$180,000	91%	$167,600	84%
Midwater	$192,200	79%	$102,500	81%	$83,400	87%
Jackups — U.S.	$84,800	68%	$104,400	79%	$52,400	84%
Jackups — International	$101,200	87%	$61,300	86%	$43,900	94%
Other Offshore	$50,100	60%	$46,000	53%	$45,200	58%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q4 2007	Q3 2007	Q4 2006
Deepwater
Income (loss) from continuing operations	$68.8	$80.4	$26.7
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	18.3	18.7	20.8

EBITDA	87.1	99.1	47.5

Midwater
Income (loss) from continuing operations	26.0	43.1	14.2
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	8.1	7.7	10.0

EBITDA	34.1	50.8	24.2

Jackups
Income (loss) from continuing operations	77.4	88.8	85.2
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	20.7	18.7	19.1

EBITDA	98.1	107.5	104.3

Other Offshore
Income (loss) from continuing operations	30.1	(0.2)	(0.1)
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	2.6	2.3	2.5

EBITDA	32.7	2.1	2.4

Total Offshore Drilling Services
Income (loss) from continuing operations	202.2	212.2	126.0
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	49.8	47.2	52.4

EBITDA	252.0	259.4	178.4

Other & Corporate
Income (loss) from continuing operations	(84.5)	(91.9)	(94.0)
Plus: Total interest expense, net	3.4	14.8	19.7
Plus: Income tax provision	42.4	45.1	44.1
Plus: Depreciation and amortization	3.5	3.0	4.5

EBITDA	(35.2)	(28.9)	(25.6)

Total Pride International Inc.
Income (loss) from continuing operations	117.7	120.3	32.0
Plus: Total interest expense, net	3.4	14.8	19.7
Plus: Income tax provision	42.4	45.1	44.1
Plus: Depreciation and amortization	53.4	50.2	56.9

EBITDA	$216.9	$230.5	$152.8